Exhibit 10.31

PacificGreen

POWERCHINA SPEM

RESEARCH AND DEVELOPMENT AGREEMENT

PacificGreen

Technologies Marketing Licensing

THIS RESEARCH AND DEVELOPMENT AGREEMENT is made the 22th of September 2016

BETWEEN

(A)	PACIFIC GREEN TECHNOLOGIES CHINA LIMITED, a Hong Kong registered limited liability company with its registered office at 301-303, 3/F, Golden Gate Commercial Building, 136-138 Austin Road, Tsim Sha Tsui, Kowloon, Hong Kong (“PGTCC”)

AND

(B)	POWERCHINA SPEM LIMITED COMPANY, a company incorporated in the Peoples Republic of China having its registered address at 80 Hangdu Road, Shanghai, China 201316 (“SPEM”)

Collectively referred to as the “Parties”

WHEREAS

(1)	PGTC owns the rights to patented emission control systems including ENVI-CleanTM,

(2)	PGTC and SPEM have entered into a joint venture partnership to market, fabricate and install ENVI-CleanTM emission control technologies in the Peoples Republic of China,

(3)	The partnership will complete the installation of an ENVI-CleanTM system at the Lianxin Steel Group Plant in Yancheng China by November 30, 2016.

(4)	Following commissioning the members of the partnership wish to conduct testing on the installed system for the purposes of researching the limiting emission control efficiencies for both flue gas desulphurization (“FGD”) and particulate matter (“Dust”) and develop the optimum operating parameters to minimize OPEX for this and future installations,

(5)	The parties have agreed to develop a comprehensive Quality Assurance Project Plan (“QAPP”) to ensure that the research and development program undertaken at Lianxin Steel Group Plant is conducted according to a technically valid plan using established and regulatory agency accepted protocols and procedures.

(6)	PGTC and SPEM have mutually agreed to enter into a Research and Development Program.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	The following terms shall have the following meanings:

Term	Shall mean the term of this Agreement described in Clause 2;

Force Majeure	Shall mean any event affecting the performance of any provision of this Agreement arising from or attributable to acts, events, omissions or accidents which are beyond the reasonable control of a party including, without limitation, any abnormally inclement weather, flood, lightning, storm, fire, explosion, earthquake, subsidence, structural damage, epidemic or other natural physical disaster, failure or shortage of power supplies, war, military operations, riot, crowd disorder, strike, lock-outs or other industrial action, terrorist action, civil commotion and any legislation, regulation, ruling or omissions of any relevant government, court or any competent national or international authority;

2

1.2	The singular includes the plural and vice versa.

1.3	The clause headings do not form part of this Agreement and should not be taken into account in its construction or interpretation.

1.4	References in this Agreement to the Schedule are to the Schedule to this Agreement.

2.	TERM AND APPOINTMENT

2.1	This Agreement shall have effect for one year from the acceptance of the ENVI-Clean TM system by Lianxin Steel Group.

3.	PAYMENT AND CONSIDERATION

3.1	The consideration for SPEM’s services, PGTC has agreed to a fee of *RME1 ;050,000 to be paid as US$ 160,198 on each of the 3 month and 6 month anniversaries from the date of acceptance of the system.

4.	ASSIGNMENT, CONFIDENTIALITY & SEVERABILITY

4.1	Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to unreasonably withheld or delayed providing that neither party is detrimentally affected by the assignment.

4.2	The parties acknowledge that the contents, in particular the financial details of this Agreement are confidential and neither party will disclose any information concerning the terms of this Agreement without the prior written consent of the other except as required by law or as reasonably necessary for the operation of this Agreement.

4.3	Should any provision of this Agreement be considered void or voidable under any applicable law, such provision shall to the extent required be severed or amended in such a manner as to render the rest of this Agreement valid or enforceable, unless the whole commercial object is thereby frustrated.

5.	ENTIRE AGREEMENT AND WAIVER

5.1	This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement,

5.2	This Agreement may only be varied by the written agreement of both parties,

5.3	A waiver by either party of a breach of any term or condition of this Agreement in any one instance shall be in writing, and shall not be deemed as a continuing waiver or a waiver of any subsequent breach unless so provided by written notice.

3

6.	FORCE MAJEURE

Should either party’s obligations under this Agreement be materially hampered, interrupted or interfered with by reason of any Event of Force Majeure, then the obligations of that party shall be suspended during the period of such hampering, interference or interruption consequent upon such event or events and shall be postponed for a period of time equivalent to the period or periods of suspension, and the parties will use their best commercial endeavors to minimize and reduce any period of suspension occasioned.

7.	NO PARTNERSHIP, GOVERNING LAW & ANNOUNCEMENTS

7.1	Nothing contained in this Agreement shall be deemed to alter the terms of the joint venture partnership between the parties.

7.2	This Agreement shall be governed by and construed in all respects in accordance with the laws of the Peoples Republic of China and each party hereby submits to the exclusive jurisdiction of the Chinese arbitration or courts.

7.3	Neither party shall make (and the parties shall ensure that no person connected with them shall make) any public statement, issuance or announcement about the signature of this Agreement without the prior written approval of the other party except as required by law or by any legal authority.

IN WITNESS whereof the parties have duly executed this Agreement the day and year first above written.

Authorized for and on behalf of PACIFIC GREEN TECHNOLOGIES CHINA. LIMITED

/s/ Alex Shead
Alex Shead, CEO Asia

For and on behalf of POWERCHINA SPEM LIMITED COMPANY
Name:
Title:

4